Exhibit 1

MI Developments Inc.

455 Magna Drive
Aurora, Ontario,
Canada L4G 7A9
Tel: 905-713-6322
Fax: 905-713-6332

NOTICE OF CONFERENCE CALL FOR

THIRD QUARTER 2008 RESULTS

Aurora, Ontario, Canada, October 28, 2008  – MI Developments Inc. (“MID”) (TSX: MIM.A, MIM.B; NYSE: MIM) will announce its financial results for the third quarter ended September 30, 2008 on Friday, November 7, 2008 before the opening of the market.

A conference call to discuss those results will be held on Friday, November 7, 2008 at 10:30 a.m. EST.  The number to use for this call is 1-800-731-5319.  Please call 10 minutes prior to the start of the conference call.  The dial-in number for overseas callers is 416-644-3421. MID will also webcast the conference call at www.midevelopments.com.  The conference call will be chaired by Dennis Mills, Vice-Chairman and Chief Executive Officer.

For anyone unable to listen to the scheduled call, the rebroadcast numbers will be:  North America – 1-877-289-8525 and Overseas – 416-640-1917 (reservation number is 21285767, followed by the number sign) and the rebroadcast will be available until Friday, November 14, 2008.

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. MID holds a controlling interest in Magna Entertainment Corp., North America’s number one owner and operator of horse racetracks, based on revenue, and one of the world’s leading suppliers, via simulcasting, of live horse racing content to the growing intertrack, off-track and account wagering markets.

For teleconferencing questions, please call Andrea Sanelli at 905-726-7504.